EXHIBIT 5

December 4, 2002

OSI Systems, Inc.
12525 Chadron Avenue
Hawthorne, CA 90250

Re: Common Stock of OSI Systems, Inc.

Gentlemen:

We have acted as counsel to OSI Systems, Inc., a California corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form S-3 (the “Registration Statement”), relating to the registration for resale of an aggregate of 677,579 shares of the Company’s Common Stock, no par value per share, consisting of: (i) 347,890 shares of Common Stock (the “Common Shares”) issued and (ii) 329, 689 shares of Common Stock issuable by the Company pursuant to certain contingent payment rights (the “Contingent Shares”), which were issued (or are issuable) in connection with the transactions contemplated by the Merger Agreement and Plan of Reorganization, dated October 31, 2002 (the “Agreement”), between the Company and certain investors.

In arriving at the opinions expressed below, we have reviewed the Agreement and the Registration Statement and the Exhibits thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine and that the Common Shares will conform in all material respects to the description thereof set forth in the Company’s filings under the Securities Exchange Act of 1934.

Based on the foregoing, we are of the opinion that: (i) the Common Shares are validly issued, fully paid and nonassessable, and (ii) the Contingent Shares, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable. We are also of the opinion that the Company has taken all necessary corporate action for the issuance of the Common Shares and Contingent Shares.

The foregoing opinions are limited to the federal law of the United States of America and the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

Very truly yours,

/S/ RICHMAN, MANN, CHIZEVER, PHILLIPS & DUBOFF